GEOCOM RESOURCES INC.

March 16, 2006

Kinross Gold Corporation

40 King Street West

Toronto, Ontario M5H 3Y2

Canada

Attention:          Ronald Stewart

Dear Sirs:

Re: Region X Exploration Venture with Option to Participate in Acquisitions

This letter agreement sets out the principal terms pursuant to which Geocom Resources Inc. is prepared to enter into a definitive agreement (the "Formal Agreement") with Kinross Gold Corporation to establish an exploration venture in respect of Region X in southern Chile with an option to participate in subsequent acquisitions of mining rights in Region X (the "Region X Exploration Venture"). Although this letter agreement is binding on the parties, it is intended that the terms set forth herein will provide the basis upon which the parties will negotiate in good faith the Formal Agreement, which Formal Agreement will supersede this letter agreement. The following are the principal terms of the Region X Exploration Venture:

1.          For the purposes of this letter agreement, the following terms shall be defined as follows:

(a)	"Kinross" means Kinross Gold Corporation, having an office at the address appearing in the upper left hand corner of the first page of this letter agreement;
(b)	"Geocom" means Geocom Resources Inc., having an office at the address appearing at the bottom of the first page of this letter agreement;
(c)	"Region X" means the target exploration area located in southern Chile known as Region X or Region 10;
(d)	"Proprietary Database" is Geocom’s proprietary geochemical database in respect of Region X;
(e)

"Shareholders Agreement" is the form of agreement required by Chilean law in respect of the joint ownership and joint venture exploration of a Chilean property, which form of agreement shall be attached to the Formal Agreement.

2.           Kinross represents and warrants to Geocom that Kinross has good and sufficient right and authority to enter into this letter agreement.

Suite 413, 114 West Magnolia Street, Bellingham, WA 98225

Ph (360) 392-2898 * Fx (360) 733-3941

Email: info@geocom-resources.com

Website: www.geocom-resources.com

3.          Geocom represents and warrants to Kinross that Geocom has good and sufficient right and authority to enter into this letter agreement.

4.          Geocom and Kinross agree to initiate exploration of Region X utilizing the Proprietary Database and funded on an equal basis in the aggregate amount of $380,000, being $190,000 per company.

5.           Kinross shall deposit its portion of the agreed funding in the general account of Minera Geocom Resources Chile Limitada in Santiago. Geocom shall provide a monthly accounting of expenditures made on the Region X Exploration Venture.

6.          Geocom shall act as manager of the Region X Exploration Venture, and shall carry out and conduct the exploration program to develop as many mineral targets in Region X as can be identified from the use of the geochemical database and confirmed by field examination and sampling by qualified geologic personnel. Geocom and Kinross shall meet at appropriate times during the term of the Region X Exploration Venture to review data, determine mutually agreeable exploration continuation, and to prepare for final recommendations, where possible.

7.          Geocom shall recommend staking and acquisition of specific target(s) in Region X, if any, developed during the course of the Region X Exploration Venture, and Geocom will provide geologic maps, geochemical data, and other data as available to justify such acquisition(s).

8.           Kinross shall have the right, at its sole election, to join with Geocom and participate in staking and acquiring selected target properties in Region X identified and recommended by Geocom to Kinross. Kinross shall have a period of 30 days following the presentation of recommendations by Geocom to make its election or elections.

9.          For target properties recommended by Geocom and selected by Kinross, the parties agree to prepare supplemental budgets for the acquisition of each of the selected target properties. Such supplemental budget shall include land research costs, staking costs, shareholders agreement formation costs, and an initial exploration budget for year one.

10.        In the event Kinross elects to participate in staking and acquiring selected target properties, Geocom and Kinross or their respective Chilean subsidiaries shall incorporate a Chilean company (a "Mining Company") to hold title to such properties and Geocom and Kinross or their respective Chilean subsidiaries shall enter into a Shareholders Agreement to define each party's respective rights and obligations as shareholders of the Mining Company.

11.        Kinross and Geocom agree to enter into a Shareholders Agreement for each acquired property selected by Kinross for continued involvement, and for the development of the individual properties. Each Shareholders Agreement shall contain the following terms:

(a)

Geocom and Kinross shall each participate in each Mining Company on an initial 50:50 basis, until a total of $500,000 has been expended. The form of the Shareholders Agreement will include industry-standard terms, with items addressed in the list appended to this letter agreement as Appendix A.

(b)

Kinross shall have the right to acquire an additional 20% interest in each Mining Company at any time during the term of the particular Shareholders Agreement prior to or at the point when $500,000 has been expended by the Mining Company on exploration and development activities on the properties owned by the Mining Company.

(c)

If Kinross elects to acquire an additional 20% interest, it shall fund an additional $250,000 in exploration and development costs of the property held under the terms of the particular Shareholders Agreement. After the additional expenditure has been made Kinross, the parties will participate in the Mining Company at a pro-rata basis of 30% Geocom, 70% Kinross and Kinross shall assume management of the particular project.

(d)

Geocom shall issue 500,000 Geocom share purchase warrants to Kinross per each property selected by Kinross and made subject to a Shareholders Agreement. The Geocom warrants shall have a term of three years from the date of issue, and shall entitle the holder thereof to purchase one common share of Geocom at a price equal to 80% of the weighted average closing trading price of Geocom’s common shares for the 30 consecutive trading days immediately prior to the date of issue.

(e)

In any Shareholder Agreement where Geocom or Kinross accept dilution to a 10% working interest during expenditures on an individual property, that party’s diluted working interest shall be converted to a 2% NSR. A royalty definition shall be included in the Formal Agreement.

(f)	Geocom and Kinross shall be free to transfer its interest in any particular Shareholders Agreement to a third party, subject only to a first right of offer retained by the other party.

12.        Should Kinross elect not to participate in the acquisition and continued exploration of a recommended target property, Geocom shall have the right to acquire the property on its own behalf. Kinross shall retain the right to make an election to recover a 50% interest if and when property expenditures reach $500,000 by reimbursing Geocom for two-thirds of its expenditures on that property.

13.        Except as may be required by a stock exchange or other trading facility or by any rule, regulation or law of any kind whatsoever which is applicable to a party, while this letter agreement is in effect and for a period of one year thereafter, each party shall keep confidential all discussions and communications between them including, without limitation, all data produced during the course of the Region X Exploration Venture, all information communicated between the parties and all written and printed materials of any kind whatsoever exchanged between them and, if requested by a party to do so, the other party shall arrange for its directors, officers, employees, authorized agents and representatives that are or that may become aware of the relationship between the parties created by this letter agreement to provide to the first party a letter confirming their agreement to be personally bound by these non-disclosure provisions.

14.        Immediately upon signing this letter agreement, the parties shall begin negotiations with a view to settling the form of the Formal Agreement and Shareholders Agreement to suit their ongoing strategic alliance and relationship. The parties will proceed with these negotiations expeditiously and in good faith. While the actual terms and conditions of the Formal Agreement will be determined at that time, the parties acknowledge and agree that they will follow the principles set forth herein. The Formal Agreement will serve to further clarity and ensure successful management of both the initial exploration, and possible subsequent acquisitions and ventures between the parties on a property-by-property basis.

15.        Any notice or other communication of any kind whatsoever to be given under this letter agreement shall be in writing and shall be delivered by hand, email or by fax to the parties at:

Geocom Resources Inc. 114 West Magnolia St., Suite 413 Bellingham, WA 98225 USA Attention: Mr. John E. Hiner Facsimile: (360) 733-3941 Email: jhiner@geocom-resources.com	Kinross Gold Corporation 40 King Street West Toronto, ON M5H 3Y2 Canada Attention: Mr. Ronald Stewart Facsimile: (416) 363-6622 Email: ron.stewart@kinross.com or to such other addresses as may be given in writing by the parties hereto in the manner provided for in this paragraph.

16.        This letter agreement may not be assigned by either party hereto without the prior written consent of the other party.

17.        This letter agreement shall be governed by the laws of Nevada and the parties hereby attorn to the jurisdiction of the Federal Courts of the United States of America. The parties hereby elect and agree that any action brought in connection with this letter agreement shall be heard and determined by a judge only and not a judge and jury.

18.        All references to currency in this letter agreement shall refer to the lawful currency of the United States of America.

19.	This letter agreement may be signed by fax and in counterpart.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals effective as of the date first above written.

SIGNED, SEALED AND DELIVERED BY

GEOCOM RESOURCES INC. per:

/s/ John E. Hiner

Authorized Signatory

Name of Signatory:     John E Hiner

Title of Signatory: President and CEO

SIGNED, SEALED AND DELIVERED BY

KINROSS GOLD CORPORATION per:

/s/ Ron W. Stewart

Authorized Signatory

Name of Signatory:     Ron W. Stewart

Title of Signatory: Senior VP Exploration